Exhibit 99.1

Press Contact: Christina Brozek | Beckerman One University Plaza, Suite 507 Hackensack, New Jersey 07601 cbrozek@beckermanpr.com office: 201-465-8002

Atlantic Green Power Gains Preliminary Site Plan
Approval for First Tract of Proposed
74.6MW Solar Farm

West Atlantic City, N.J. – May 26, 2010 – Atlantic Green Power Holding Company (AGPH.OB), a renewable energy company developing utility-scale solar energy generation in the Mid-Atlantic region, today announced that the Land Use Board of Upper Pittsgrove Township, New Jersey has granted preliminary site plan approval for Atlantic Green Power’s development of a solar farm on the first of two tracts of land (the eastern site) under evaluation by the Board.

Last Thursday’s preliminary approval by the Board provides Atlantic Green Power with a land use variance and zoning permission to erect solar panels on approximately 88-acres of the 177-acre eastern site.

The eastern site is part of Atlantic Green Power’s plan to develop a 74.6 MegaWatt (MW) solar farm on approximately 512-acres of the 700-acre property leased by Atlantic Green Power in Upper Pittsgrove Township.  When fully functional, the solar farm is expected to supply clean electricity to approximately 15,000 homes in the region.  The Land Use Board will reconvene in June to consider plans for the second 335-acre tract (the western site).

“To the credit of the Land Use Board and the residents of Upper Pittsgrove, we have undergone an extensive review process to ensure that every concern has been addressed by Atlantic Green Power and by independent experts,” said Robert Demos, CEO of Atlantic Green Power.  He added that, “Our primary goal has been to demonstrate the benefits of this solar farm to the people of Upper Pittsgrove, and how it fits into the town’s master plan, which makes land preservation its number one priority.  We are gratified by the preliminary site plan approval for the eastern site, and we look forward to continuing to work with the Board to provide them with the information they need to make a decision on the western site.”

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About Atlantic Green Power

Atlantic Green Power Holding Company is a renewable energy company focused primarily on the development of utility-scale solar energy generation in the Mid-Atlantic United States.  Atlantic Green Power’s mission is to operate a business based upon the unique economic and environmental benefits of utility-scale solar farms in the generation of electricity. Atlantic Green Power is currently developing a 74.6 MW solar farm on 512-acres of land it leases in Upper Pittsgrove Township, New Jersey.  For more information, visit http://atlanticgreenpower.com/home.

Forward-Looking Statements

Statements about the future expectations of Atlantic Green Power Holding Company, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Atlantic Green Power intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, Atlantic Green Power’s actual results could differ materially from expected results.